Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-1 of Avinger, Inc. (No. 333-279738) of our report dated March 20, 2024, relating to the financial statements and schedules of Avinger, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

June 7, 2024